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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 26, 2006

MAGNA ENTERTAINMENT CORP. (Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

000-30578 (Commission File Number)	98-0208374 (I.R.S. Employer Identification No.)

337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 (Address of Principal Executive Offices) (Zip Code)

(905) 726-2462 (Registrant's Telephone Number, Including Area Code)

Not Applicable (Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On July 26, 2006 the Registrant issued a press release announcing that it has exercised its first purchase option to acquire an additional 30% equity interest in AmTote International, Inc. ("AmTote") and has sent written notice of its intention to exercise its second purchase option to acquire the remaining 40% equity interest in AmTote, both pursuant to the terms of the Stockholders Agreement dated August 21, 2003. The Registrant first acquired a 30% equity and voting interest in AmTote, from the Corckran family and associates, in August 2003 for a purchase price of $3.8 million.

The Registrant's purchase price to acquire the remaining 70% of AmTote will be determined at the purchase option closing dates in accordance with the formula contained in AmTote's Stockholders Agreement. The closing of the first purchase option, to acquire an additional 30% equity interest of AmTote, will occur no later than September 25, 2006 and the closing of the second purchase option, to acquire the remaining 40% equity interest, will occur no later than November 25, 2006. MEC expects that the aggregate purchase price for the remaining 70% of AmTote will be approximately $14 million. AmTote reported earnings before interest, taxes, depreciation and amortization ("EBITDA") of $7.2 million and net income of $3.0 million for its most recent fiscal year ended February 25, 2006.

The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Note: The information contained in this report on Form 8-K shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01    Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
99.1	Press Release dated July 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP. (Registrant)
July 28, 2006
	by:	/s/ WILLIAM G. FORD William G. Ford Corporate Secretary

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SIGNATURES